Exhibit 99.1

           SYMBOL TECHNOLOGIES ANNOUNCES PRELIMINARY FIRST
             QUARTER 2003 RESULTS, PROVIDES INTERIM
                 UPDATE ON FINANCIAL RESTATEMENT


HOLTSVILLE, N.Y., April 10, 2003 - Symbol Technologies, Inc. (NYSE: SBL) today announced that it expects revenue for the first quarter ended March 31, 2003, to be nearly 20 percent higher than revenue of $301 million reported in first quarter 2002 but slightly below revenue of $363 million reported in the fourth quarter of 2002. Earnings per share, before restructuring charges, will be at or above diluted EPS of $0.03 for the first quarter of last year but below EPS of $0.08 of the fourth quarter of 2002. The Company continues to anticipate 2003 sequential quarterly revenue and EPS improvement from the first-quarter base. These preliminary results are based on management's initial analysis of operating results and are subject to change.

     First-quarter 2003 earnings are anticipated to be lower sequentially because of greater expenses recognized and incurred as compared to the prior quarter. These included the full impact of certain costs that historically had been amortized throughout the year; professional fees associated with the previously announced investigation of the Company by the Securities and Exchange Commission and related matters; the impact of certain accrued expenses that in prior periods had been improperly understated or applied and not in conformance with generally accepted accounting principles; and expenditures associated with a restructuring of the Global Services and Support organization, which is expected to reduce expenses in the second half of 2003 and 2004.

     Symbol intends to report unaudited results for first quarter 2003 on April 29, 2003.

     "We were pleased with the revenue results and quality of business in the first quarter. Symbol continued to make progress on our balance sheet in the period with ongoing positive cash flow, driven primarily by working capital improvements, leading to an increase in cash balances of approximately $20 million and debt reduction of approximately $35 million. Nevertheless, we're disappointed by the negative impact of operating expenses; this is an area of intense focus for the Symbol leadership team," Richard Bravman, Symbol vice chairman and chief executive officer, said.

     William Nuti, president and chief operating officer, said, "Our first quarter is traditionally challenging for Symbol Technologies, so we were pleased to see quarterly revenue as strong as it was, especially given the state of the global economy, unstable geopolitical environment and continued weak capital spending. While our outlook for the next several quarters remains cautiously optimistic, we are focused on those factors under our control, with restructuring, consolidation and other cost-containment measures progressing."

     Any forward-looking guidance is subject to, among other factors, material changes in the global economic outlook, geopolitical climate and levels of corporate information technology investment. The Company has limited visibility to forward-looking guidance and there can be no assurances the anticipated results will be achieved.

Status of restatement, investigations

     The Company anticipates that by June 30, 2003, it will complete the restatement of its revenue, income and certain reserves previously reported in financial statements principally issued with respect to the years 1999 through 2002; at that time it also believes it will publish audited results for the year ended Dec. 31, 2002. The restatement may have an impact on the results referred to herein. Upon completion of the restatement, the Company plans to file its 2002 Annual Report on Form 10-K with the Securities and Exchange Commission. There can be no guarantee that the restatement will be completed in June. The Company anticipates no change in the previously estimated scope of the restatement.

     The Company continues to cooperate with the SEC and the U.S. Attorney's office investigations of certain of its past accounting practices. In March the Company announced that the SEC staff in the Northeast Regional Office was considering recommending to the Commission that it authorize civil actions against the Company and a number of former employees alleging violations of various sections of the federal securities laws and regulations. Pursuant to any action against Symbol, the SEC may seek permanent injunctive relief and appropriate monetary relief, including a fine, from the Company. Symbol has not accrued for any potential fine or monetary relief.

April 29 teleconference information

     The Company will host a teleconference at 4:45 p.m. Eastern Time on April 29. Those interested in participating in the conference call should dial 719-457-2653 at least 10 minutes prior to commencement of the call, which also will be available as an audio Web cast via the Symbol Web site, www.symbol.com/investors. A replay of the call will be available approximately two hours after its conclusion and will continue for five business days. Interested parties can listen to the replay by dialing 719-457-0820, access code 644798.

About Symbol Technologies

     Symbol Technologies, Inc. (NYSE:SBL), founded in 1975, is a global leader in secure mobile information systems that integrate application-specific handheld computers with wireless networks for data and voice and bar code data capture. Symbol products and services increase productivity and reduce costs for the world's leading retailers, logistics and transportation companies, government agencies, manufacturers and providers of healthcare, hospitality and security. More information is available at www.symbol.com and 1-800-722-6234 or 632-738-2400.


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For financial information:           For media information:
Symbol Technologies, Inc.            Symbol Technologies, Inc.
Nancy Tully                          Arthur Germain
631-738-5050                         631-738-3238